Item 77C

Scudder Balanced Fund, a series of SCUDDER PORTFOLIO TRUST

The Proxy Statement on Schedule 14A for Scudder Balanced Fund, a series of Scudder Portfolio Trust (File No. 811-00042) is incorporated by reference to the Definitive Proxy Statement for such fund filed with the Securities and Exchange Commission on February 25, 2002.